Dynamex - First Quarter Fiscal Year 2009
December 3, 2008

For immediate release

For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES FIRST QUARTER
FISCAL YEAR 2009 RESULTS

First Quarter Highlights:

•	Sales increase 3.3% to $115 million.
•	Diluted earnings per common share of $0.30.
•	Repurchased 306,300 Common shares in 1st quarter, 132,800 in November 2008.
•	Two new Franchise agreements signed.

December 3, 2008 — Dallas, Texas— Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.0 million or $0.30 fully diluted net income per share for the FY 2009 first quarter compared to $4.0 million or $0.39 per fully diluted share in the prior year. A one-time, special payment in the current quarter to the current Chairman of the Board and former President and CEO of $1.5 million reduced net income per fully diluted share by approximately $0.10.

Sales increased 3.3% to $115 million this quarter compared to the prior year.  The average exchange rate between the Canadian dollar and the U.S. dollar was 7.3% lower this quarter than the same quarter last year resulting in a 2.9% reduction in sales.  The Company estimates that higher fuel surcharges account for approximately a 3.2% increase in sales this quarter compared to the prior year. The core growth rate this quarter, the rate excluding the impact of the weaker Canadian dollar and higher fuel surcharges, was approximately 2.8%.

Selling, general and administrative (“SG&A”) expenses increased 8.9% to $24.7 million compared to the same quarter last year. Approximately 75% of the increase is attributable to the one-time, special payment to the former President and CEO. As a percentage of sales, SG & A expenses were 21.4% in the current year compared to 20.3% in the prior year quarter. Excluding the special payment, SG&A expenses represented 20.1% of sales in the current year quarter.

Operating income declined 13.1% compared to the prior year quarter due to the one-time, special payment. The gross profit percentage improved 0.3% as a percentage of sales. Purchased transportation costs, the largest component of cost of sales represented 65.3% of sales in the current year quarter, compared to 66.1% in the prior year, reflecting ongoing cost reduction initiatives. Other direct cost of sales increased from 7.3% last year to 7.8% in the current year quarter principally due to increased space and labor for cross-docking and sortation operations related to new business started over the last year. Total cost of sales represented 73.1% of sales this year compared to 73.4% last year.

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Dynamex - First Quarter Fiscal Year 2009
December 3, 2008

Income tax expense was $2.5 million, 44.9% of income before taxes in the current year quarter compared to $2.4 million, 37.6% of income before taxes in the prior year. The increase in the effective tax rate is attributable to both a higher effective tax rate and a higher proportion of income being generated in the U.S. in the current year compared to the prior year and the current taxation in Canada of unrealized foreign exchange gains of approximately $371,000. The effective U.S. tax rate is approximately 4% higher than the prior year due to the Company’s decision to repatriate excess Canadian cash to support its ongoing share repurchase program rather than keep it permanently invested.

First Quarter Highlights
“Our first quarter performance was solid and exactly in line with our expectations despite the unprecedented turmoil in the financial markets that occurred in September and continued softening in the overall economy,” said Dynamex Chairman, Rick McClelland. “We continued to achieve both top line and bottom line growth, excluding the impact of the one-time special payment, and improvements in our margin. Other key highlights for the quarter include strengthening of our executive management team with the addition of James L. Welch as president and chief executive officer in early November and continuing our share repurchase program. During the first fiscal quarter, we repurchased 306,300 shares and another 132,800 shares in November. With the addition of franchisees in two markets, we now have franchisees in 46 markets in Canada and the U.S. Overall, I am very pleased with our performance and operating achievements for the first quarter.”

“While the current environment is challenging at best, it is important to remember our business is debt-free with no need to access the capital markets,” concluded McClelland. “We can easily fund our operations with cash flow generated from operations. Extraordinary times require extraordinary people and I’m confident in our people and position in the marketplace and our ability to maximize profitability despite the current challenges.”

Long-Term Debt
Long-term debt was zero at October 31, 2008 and July 31, 2008. Cash flow generated from operations along with cash on hand was sufficient to fund operations, capital expenditures and the repurchase of Company stock.

Margins
The gross margin was 26.9% of sales in the current quarter, up from 26.6% in the same quarter last year and at the upper end of our stated target range for FY 2009 of 26.5% to 27.0%. The improvement is principally attributable to on-going cost reduction initiatives.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $6.3 million, 5.5% of sales this year compared to $7.2 million, 6.4% of sales last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). Excluding the one-time, special payment, EBITDA was $7.3 million, 6.3% of sales.

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Dynamex - First Quarter Fiscal Year 2009
December 3, 2008

Cash Flow from Operations
Net cash provided by operating activities was $22,000 compared to net cash used in operating activities of $4.3 million in the prior year. The increased cash provided by operating activities is principally attributable to the decline in working capital needed to finance accounts receivable that was offset by the reduction in accounts payable and accrued liabilities.

Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $783,000 in this quarter from $671,000 in the first quarter last year due principally to the recent completion of several longer-term projects and the amortization of customer list acquisitions. As a percent of sales, D&A was 0.7%, compared to 0.6% in the prior year period.

Interest Expense
Interest expense for the three months ended October 31, 2008 was $38,000, $41,000 below the prior year period.

Stock Repurchases
During the first quarter of the fiscal year, the Company paid $8.4 million to repurchase 306,300 common shares. In November 2008, the Company paid $2.2 million to repurchase an additional 132,800 common shares. Management continues to evaluate the optimum allocation of its resources between an appropriate level of cash on hand, acquisition opportunities and share repurchases. Management intends to repurchase shares from time to time when management deems this to be the best use of available cash.

Outlook
The following outlook for FY 2009 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
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Dynamex - First Quarter Fiscal Year 2009
December 3, 2008

While the economic slowdown that accelerated in September 2008 did not have a significant impact on our first quarter results, we are beginning to see a slowdown in shipment volume from a number of our customers. This is not DDMX specific, as a number of companies have recently reported double digit declines in sales due to broader macroeconomic challenges. Additionally, we are currently in discussions with our largest customer to rescale its delivery network in response to lower volumes and to reduce costs. As a result, the Company expects sales to this customer to be, at a minimum, approximately 25% lower on an annual basis. As soon as the discussions with this customer are complete, the Company will make appropriate disclosures. The Company now expects FY 2009 sales to be 8% to 12% below the prior year due to unexpected declines in customer shipments, a substantially lower Canadian dollar and lower fuel surcharges. For the full year, we expect the exchange rate between the Canadian dollar and the U.S. dollar to average approximately 0.81, down from almost parity last year and 0.94 in our previous outlook.

The Company currently expects FY 2009 net income to range between $1.00 and $1.20 per fully diluted share compared to $1.53 per share last year. Approximately $0.26 of the decline from the prior year is due to the one-time special payment, the lower exchange rate and the higher effective income tax rate in the current year.

“Subsequent to the fiscal 2009 guidance we provided on September 17th, we have experienced an historical upheaval in the financial and credit markets and the economy has continued to weaken with a very unclear outlook for 2009,” added McClelland. “While we have modified our outlook for fiscal 2009, our variable cost business model combined with our industry leading technology, North American presence and long-term growth strategy provides us with a platform to sustain solid levels of profitability during this period of extraordinary market uncertainty.”

Investor Call
The Company will host an investor conference call on Thursday, December 4, 2008 at 9:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name - “Dynamex”. A telephone replay of the conference call will be available through December 11, 2008 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 264353.

The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

* * *

Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex - First Quarter Fiscal Year 2009
December 3, 2008

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	October 31,	July 31,
	2008	2008
	(Unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$9,156	$19,888
Accounts receivable (net of allowance for doubtful
accounts of $971 and $915, respectively)	47,682	47,288
Income taxes receivable	652	1,546
Prepaid and other current assets	3,607	4,429
Deferred income taxes	3,781	3,504
Total current assets	64,878	76,655

Property and equipment - net	8,569	8,670
Goodwill	46,257	48,109
Intangibles - net	756	808
Other assets	3,989	4,382
Total assets	$124,449	$138,624

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable trade	$7,321	$12,621
Accrued liabilities	24,112	24,160
Total current liabilities	31,433	36,781

Long-term debt	--	--
Other long-term liabilities	4,363	4,209
Total liabilities	35,796	40,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized;
none outstanding	--	--
Common stock; $0.01 par value, 50,000 shares authorized;
9,843 and 10,148 outstanding, respectively	98	101
Additional paid-in capital	37,209	45,311
Retained earnings	49,950	46,905
Unrealized foreign currency translation adjustment	1,396	5,317
Total stockholders’ equity	88,653	97,634
Total liabilities and stockholders’ equity	$124,449	$138,624

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Dynamex - First Quarter Fiscal Year 2009
December 3, 2008

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)

	Three months ended
	October 31,
	2008	2007
	(Unaudited)

Sales	$115,452	$111,752

Cost of sales:
Purchased transportation	75,382	73,922
Other direct costs	9,061	8,125
	84,443	82,047

Gross profit	31,009	29,705

Selling, general and administrative
Expenses:
Salaries and employee benefits	17,918	16,073
Other	6,764	6,587
	24,682	22,660

Depreciation and amortization	783	671
Gain on disposal of property
and equipment	(3)	(10)

Operating income	5,547	6,384

Interest expense	38	79
Other income, net	(18)	(100)

Income before taxes	5,527	6,405

Income taxes	2,482	2,411

Net income	$3,045	$3,994

Basic earnings per common share:	$0.31	$0.39
Diluted earnings per common share:	$0.30	$0.39

Weighted average shares:
Common shares outstanding	9,948	10,174
Adjusted common shares - assuming
exercise of stock options	10,045	10,283

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Dynamex - First Quarter Fiscal Year 2009
December 3, 2008

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
Continued

	Three months ended
	October 31,
	2008	2007
	(Unaudited)
Selected items as a percentage of sales:
Sales	100.0%	100.0%
Cost of sales:
Purchased transportation	65.3%	66.1%
Other direct costs	7.8%	7.3%
	73.1%	73.4%

Gross profit
	26.9%	26.6%
Selling, general and
administrative expenses:
Salaries and employee benefits	15.5%	14.4%
Other	5.9%	5.9%
	21.4%	20.3%

Depreciation and amortization	0.7%	0.6%
Loss on disposal of property
and equipment	0.0%	0.0%

Operating income	4.8%	5.7%

EBITDA Margin	5.5%	6.4%
EBITDA	$6,348	$7,155

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,045	$3,994
Adjustments:
Income tax expense	2,482	2,411
Interest expense	38	79
Depreciation and amortization	783	671
EBITDA	$6,348	$7,155

Sales by Service Type
On Demand	$37,703	32.7%	$37,261	33.3%
Scheduled/Distribution	77,749	67.3%	74,491	66.7%
Total Sales	$115,452	100.0%	$111,752	100.0%
Sales by Country
United States	$72,360	62.7%	$69,483	62.2%
Canada	43,092	37.3%	42,269	37.8%
Total Sales	$115,452	100.0%	$111,752	100.0%

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Dynamex - First Quarter Fiscal Year 2009
December 3, 2008

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Three months ended
	October 31,
	2008	2007
	(Unaudited)
OPERATING ACTIVITIES
Net income	$3,045	$3,994
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	783	671
Amortization of bank financing fees	-	8
Provision for losses on accounts receivable	189	151
Stock option compensation	286	175
Deferred income taxes	(9)	552
Non-cash rent expense	18	15
Gain on disposal of property and equipment	(3)	(9)
Changes in current operating assets and liabilities:
Accounts receivable	(584)	(8,601)
Prepaids and other assets	1,716	640
Accounts payable and accrued liabilities	(5,419)	(1,908)
Net cash provided by (used in) operating activities	22	(4,312)

INVESTING ACTIVITIES
Purchase of property and equipment	(578)	(809)
Acquisition of customer lists	-	(415)
Purchase of deferred compensation investments	(51)	(173)
Net cash used in investing activities	(629)	(1,397)

FINANCING ACTIVITIES
Net proceeds from sale of common stock	-	767
Tax benefit realized on exercise of stock options	-	67
Purchase and retirement of treasury stock	(8,391)	-
Other assets and deferred financing fees	332	(353)
Net cash provided by (used in) financing activities	(8,059)	481

EFFECT OF EXCHANGE RATES ON CASH
FLOW INFORMATION	(2,066)	1,370

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(10,732)	(3,858)
CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR	19,888	8,857
CASH AND CASH EQUIVALENTS,
END OF PERIOD	$9,156	$4,999

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$30	$48
Cash paid for taxes	$1,160	$2,314

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